UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2012

Orthofix International N.V.

(Exact name of Registrant as specified in its charter)

Curacao	0-19961	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 Abraham de Veerstraat Curacao	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 011-59-99-465-8525

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

On April 23, 2012, Orthofix Holdings, Inc. (“Seller”), an indirect wholly owned subsidiary of Orthofix International N.V. (the “Company”), entered into a stock purchase agreement (the “Agreement”) with Breg Acquisition Corp. (“Buyer”), a newly formed affiliate of Water Street Healthcare Partners II, L.P. (“Water Street”), pursuant to which Buyer agreed to acquire from Seller all the outstanding shares of the Company’s indirect wholly owned subsidiary Breg, Inc. ( “Breg”), subject to the terms and conditions contained therein (the “Transaction”).

Summary of the terms of the Agreement:

Consideration.  At the closing of the Transaction, Buyer will pay to Seller $157.5 million in cash, subject to certain adjustments based on the working capital and indebtedness of Breg at the closing.

Indemnification.  The Agreement provides that, following the closing, Seller will indemnify Buyer and certain of its affiliates for breaches of Seller’s and Breg’s representations and warranties and covenants and agreements as well as certain other specified matters, subject to certain limitations set forth therein, including, among other things, limitations on the period during which Buyer may make certain claims for indemnification and limitations on the amounts for which Seller may be liable for certain claims.  The Agreement further provides that, following the closing, Buyer will indemnify Seller and certain of its affiliates for breaches of Buyer’s representations and warranties and covenants and agreements, subject to certain limitations in the Agreement.

Representations, Warranties and Covenants.  The Agreement contains customary representations, warranties and covenants of Seller, Breg and Buyer.  The representations and warranties of each party set forth in the Agreement have been made solely for the benefit of the other party to the Agreement and such representations and warranties should not be relied on by any other person.  In addition, such representations and warranties (i) have been qualified by disclosures made to the other party in connection with the Agreement, (ii) are subject to the materiality standards contained in the Agreement which may differ from what may be viewed as material by investors and (iii) were made only as of the date of the Agreement or such other date as is specified in the Agreement.

Exclusivity; Certain Negotiation Rights.  Seller and Breg have also agreed not to (and have agreed to cause certain of their affiliates, including the Company not to) solicit, initiate or encourage proposals relating to alternative sale transactions with respect to Breg, or enter into discussions or an agreement concerning, or provide confidential information in connection with, any proposals for alternative sale transactions with respect to Breg.  Notwithstanding the foregoing, in the event that the Company or Seller receives one or more unsolicited “superior proposals” (with a valuation of at least $170 million) with respect to Breg during the first 22 calendar days following the date of the Agreement, the Company and Seller may enter into a confidentiality agreement and negotiations with such bidder(s) during a specified time period and, under specific circumstances and subject to Buyer’s “matching rights,” terminate the Agreement to enter into a definitive transaction agreement for the sale of Breg with such an alternative bidder.  In the event of such a termination by Seller to enter into a definitive transaction agreement with an alternative bidder, Seller would be obligated to pay Buyer a “break-up” fee of $5.75 million plus up to $1.5 million of Buyer’s expenses.

Closing Conditions.  The closing of the Transaction is subject to the satisfaction or waiver of certain customary conditions to closing including, among others, the absence of any law, regulation, order or injunction prohibiting the closing of the transaction contemplated by the Agreement.  Buyer’s obligation to consummate the Transaction is subject to certain other conditions, including the accuracy of the representations and warranties of Seller and Breg (generally subject to a specific dollar-specified materiality standard) and material compliance by Seller and Breg with their obligations under the Agreement.  The closing of the Transaction is not subject to approval by the stockholders of the Company or to any financing condition.

Termination. The Agreement contains certain customary termination rights for both Seller and Buyer.

Guaranties.  In connection with the parties’ execution and delivery of the Agreement, Water Street has executed and delivered an irrevocable guaranty with respect Buyer’s obligations to pay the purchase price at closing under the Agreement.  In addition, the Company has agreed to execute and deliver at closing a guaranty of Seller’s and Breg’s indemnification obligations under the Agreement.

Transition Services.  The Agreement contemplates that, at closing, the parties will execute and deliver a transition services agreement with respect to certain services currently provided to Breg by the Company or its subsidiaries.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed herewith as Exhibit 2.1.

Item 9.01.              Financial Statements and Exhibits.

(d)	Exhibits

2.1	Stock Purchase Agreement, dated as of April 23, 2012, by and among Breg, Inc., Orthofix Holdings, Inc. and Breg Acquisition Corp.

99.1	Press Release, dated April 24, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Orthofix International N.V.

By:	/s/ Brian McCollum
Senior Vice President of Finance and Chief Financial Officer

Date: April 24, 2012

EXHIBIT INDEX

Exhibit No.	Description

2.1	Stock Purchase Agreement, dated as of April 23, 2012, by and among Breg, Inc., Orthofix Holdings, Inc. and Breg Acquisition Corp.

99.1	Press Release, dated April 24, 2012.